Exhibit 99.1

WARNER MUSIC GROUP CORP. REPORTS RESULTS FOR THE FISCAL FOURTH

QUARTER AND FULL YEAR ENDED SEPTEMBER 30, 2009

Total fiscal year digital revenue grows to $703 million;

Fiscal year U.S. Recorded Music digital revenue represents 36% of revenue; Cash balance reaches $384 million

•

Total revenue of $861 million for the fourth quarter of 2009 increased 1% from the prior-year quarter, or 5% on a constant-currency basis. Full-year 2009 revenue declined 9% to $3,176 million, and declined 3% on a constant-currency basis.

•

Digital revenue was $184 million, or 21% of total revenue in the quarter, up 5% sequentially from $175 million in the third quarter of fiscal 2009 and up 10% from $167 million in the prior-year quarter. On a constant-currency basis, digital revenue grew 12% from the prior-year quarter and 3% sequentially. Full-year 2009 digital revenue rose 10% to $703 million, or 22% of total revenue, and grew 14% on a constant-currency basis.

•

Operating income from continuing operations for the quarter declined 18% to $54 million compared to $66 million in the prior-year quarter. Fourth-quarter 2009 operating income included $14 million in severance charges (the “Severance Charges”) related to a realignment of certain operations in the fourth quarter of fiscal 2009. For the full-year 2009, operating income from continuing operations was $135 million, a 35% decline from $207 million in fiscal year 2008.

•

Operating income before depreciation and amortization (OIBDA) for the quarter fell 10% to $120 million from $134 million in the prior-year quarter. Fourth-quarter 2009 OIBDA included the Severance Charges. OIBDA for fiscal year 2009 was $397 million, down 16% from $475 million in fiscal year 2008.

•

For the quarter, loss from continuing operations was ($0.12) per diluted share compared to income from continuing operations of $0.04 per diluted share in the prior-year quarter. Fourth-quarter 2009 income included $0.09 per diluted share in Severance Charges. For the fiscal year, loss from continuing operations was ($0.67) per diluted share versus loss from continuing operations of ($0.24) in fiscal year 2008.

NEW YORK, November 24, 2009—Warner Music Group Corp. (NYSE: WMG) today announced its fourth-quarter and full-year financial results for the period ended September 30, 2009.

“WMG had a strong quarter, increasing revenue, growing our cash balance to $384 million and raising digital revenue to 24% of total Recorded Music revenue,” said Edgar Bronfman, Jr., Warner Music Group’s Chairman and CEO. “Over the fiscal year, even in the midst of difficult economic and industry trends, we grew our market share to 21% in the U.S. and continued progress on our key strategic goals: diversifying our revenue mix, improving our financial flexibility and maintaining our leadership in the industry's digital transition.”

“Looking ahead to fiscal year 2010, the volatile global economy and ongoing recorded music industry transition are likely to continue to affect our results.” Steve Macri, Warner Music Group’s Executive Vice President and CFO added. “Given this backdrop, our conservative approach to managing our costs and our balance sheet gives us the flexibility to optimize results.”

Fourth-Quarter Results

For the quarter, revenue grew 0.8% to $861 million from $854 million in the prior-year quarter, and was up 4.7% on a constant-currency basis. This performance primarily reflected the company’s strong release schedule in the quarter, tempered by continued general economic pressures and the transition from physical sales to digital sales in the recorded music industry. International revenue rose 8.8%, or 17.8% on a constant-currency basis, while domestic revenue declined 7.4%. Revenue growth in Japan, France, Germany, the U.K., Italy and Spain was partially offset by weakness in the U.S. and Latin America. Digital revenue of $184 million grew 10.2% over the prior-year quarter, or 11.5% on a constant-currency basis. Digital revenue grew 5.1% sequentially from the third quarter of fiscal 2009, or 2.8% on a constant-currency basis, and represented 21.4% of total revenue for the quarter.

Operating income from continuing operations fell 18.2% to $54 million from $66 million in the prior-year quarter and operating margin from continuing operations was down 1.5 percentage points to 6.3%. OIBDA decreased 10.4% to $120 million from $134 million in the prior-year quarter and OIBDA margin declined 1.8 percentage points to 13.9% from 15.7%. Operating income from continuing operations and OIBDA for the current year’s quarter included the Severance Charges.

Loss from continuing operations was $18 million, or ($0.12) per diluted share, for the quarter, compared with income from continuing operations of $6 million, or $0.04 per diluted share, in the prior-year quarter. The current-year’s quarter included the Severance Charges, which amounted to $0.09 per diluted share.

The company reported a cash balance of $384 million as of September 30, 2009. As of September 30, 2009, the company reported total long-term debt of $1.94 billion and net debt (total long-term debt minus cash) of $1.56 billion. Net debt at September 30, 2008 was $1.85 billion.

For the quarter, net cash provided by operating activities was $36 million compared to $119 million in the prior-year quarter. The decline in operating cash flow was largely related to our anticipated back-end weighted release schedule, which resulted in negative working capital due to an increase in accounts receivable. Free Cash Flow (defined as cash flow from operations less capital expenditures and cash paid or received for investments) was $20 million, compared to $100 million in the comparable fiscal 2008 quarter. Unlevered After-Tax Cash Flow (defined as Free Cash Flow excluding cash interest paid) was $20 million, compared to $122 million in the comparable fiscal 2008 quarter (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow).

Below is the business segment discussion for the quarter.

Recorded Music

Revenue from the company's Recorded Music business increased 0.3% from the prior-year quarter to $709 million, and was up 3.7% on a constant-currency basis. The growth in constant-currency revenue primarily reflected strength in Europe and Asia, driven largely by local repertoire in Japan and both local and international repertoire in France, Germany, Italy, Spain and the U.K.

International Recorded Music revenue climbed 16.0% from the prior-year quarter to $398 million, and grew 24.4% on a constant-currency basis, while domestic Recorded Music revenue fell 14.6% from the prior-year quarter to $311 million.

A strong release schedule fueled growth in international physical revenue and global digital revenue. In contrast, contracting demand for physical product and soft economic conditions negatively impacted domestic physical revenue. Major sellers in the quarter included Michael Bublé, Jay-Z, Madonna, Muse and Paramore, as well as Japanese artists Ayaka, Kobukuro and Superfly.

Recorded Music digital revenue of $171 million grew 9.6% over the prior-year quarter, or 11.0% on a constant-currency basis, and represented 24.1% of total Recorded Music revenue, compared with 22.1% in the prior-year quarter. Domestic Recorded Music digital revenue amounted to $105 million, or 33.8% of total domestic Recorded Music revenue, compared with 27.2% in the prior-year quarter. Year-over-year digital revenue growth was primarily driven by continued growth in global online downloads.

Quarterly Recorded Music operating income from continuing operations fell 10.7% to $50 million, resulting in an operating margin from continuing operations of 7.1% compared to 7.9% in the prior-year quarter. Recorded Music OIBDA fell 4.0% to $96 million for the quarter. Recorded Music OIBDA margin contracted 0.6 percentage points from the prior-year quarter to 13.5%. Recorded Music operating income from continuing operations and OIBDA for the current-year’s quarter included the Severance Charges.

Music Publishing

Music Publishing revenue increased 3.8% from the prior-year quarter to $162 million, and was up 11.7% on a constant-currency basis. Music Publishing revenue grew 39.3% domestically and was down 16.0% internationally, or 5.6% on a constant-currency basis. Music Publishing results included the benefit of $25 million in revenue and $7 million in OIBDA from an agreement reached by the U.S. recorded music and music publishing industries, which will result in the payment of mechanical royalties accrued in prior years by record companies. Digital revenue from Music Publishing grew 45.5% to $16 million, and was also up 45.5% on a constant-currency basis, representing 9.9% of total Music Publishing revenue.

Mechanical revenue grew 26.5% while performance revenue declined 3.2% and synchronization revenue was down 32.3%. On a constant-currency basis, growth in mechanical revenue of 37.8%, performance revenue of 5.3%, and digital revenue of 45.5%, more than offset a 25.0% decline in synchronization revenue. Mechanical revenue was helped by the previously mentioned mechanical royalty agreement. Performance revenue on a constant-currency basis grew, but continued pressures in the global advertising business had a negative impact on synchronization revenue.

Music Publishing operating income from continuing operations of $42 million was up 16.7% from the prior-year quarter, resulting in an operating margin from continuing operations of 25.9%, up 2.8 percentage points from the prior-year quarter. Music Publishing OIBDA grew 9.3% to $59 million and Music Publishing OIBDA margin of 36.4% was up 1.9 percentage points from the prior-year quarter. Fourth-quarter 2009 Music Publishing margins benefited from the previously mentioned mechanical royalty agreement.

Full-Year Results

For the fiscal year, revenue declined 9.0% to $3,176 million from $3,491 million in the prior year, and was down 3.4% on a constant-currency basis. This performance primarily reflected general economic pressures and the transition from physical sales to digital sales in the recorded music industry. Domestic revenue declined 11.8% while international revenue decreased 6.6%, but grew 4.4% on a constant-currency basis due primarily to an increase in revenue from the company’s European concert promotion business. Digital revenue of $703 million grew 10.0% over the prior-year quarter, or 13.5% on a constant-currency basis, and represented 22.1% of total revenue.

Operating income from continuing operations fell 34.8% to $135 million from $207 million in the prior year and operating margin from continuing operations was down 1.7 percentage points to 4.3%. OIBDA decreased 16.4% to $397 million from $475 million in the prior year and OIBDA margin declined 1.1 percentage points to 12.5% from 13.6%. The decline in OIBDA margin reflected lower sales on a similar fixed-cost base and declines related to a recession in Japan, partially offset by company-wide cost-management efforts.

Loss from continuing operations was $100 million, or ($0.67) per diluted share, compared with a loss from continuing operations of $35 million, or ($0.24) per diluted share, in the prior fiscal year.

For the fiscal year, net cash provided by operating activities was $234 million compared to $304 million in the prior year. Free Cash Flow was $316 million, compared to $137 million in fiscal 2008. Unlevered After-Tax Cash Flow was $425 million, compared to $286 million in fiscal 2008 (see below for calculations and reconciliations of Free Cash Flow and Unlevered After-Tax Cash Flow). Below is the business segment discussion for the fiscal year.

Recorded Music

Recorded Music revenue declined 9.4% to $2,624 million, and was down 4.3% on a constant-currency basis over the prior year. Domestic Recorded Music revenue declined 14.6% from the prior year to $1,178 million while international Recorded Music revenue was down 4.6%, but grew 6.2% on a constant-currency basis. Recorded Music sales were challenged by the continued decline in physical sales that is not currently being offset by growth in digital sales. Recorded Music revenue was split 45% domestic and 55% international. Digital Recorded Music revenue grew 9.5% over the prior year to $656 million, and grew 12.7% on a constant-currency basis, representing 25.0% of Recorded Music revenue for fiscal 2009, up from 20.7% in fiscal 2008. Domestic Recorded Music digital revenue amounted to $419 million, or 35.6% of total domestic Recorded Music revenue, up from $388 million or 28.1% of revenue in the prior year. Major sellers for the year included Enya, Green Day, Madonna, Nickelback and Seal.

Recorded Music operating income from continuing operations dropped 34.3% to $153 million for the year from $233 million last year and operating income margin from continuing operations contracted 2.2 percentage points to 5.8%. Recorded Music OIBDA fell 19.2% to $336 million for the year from $416 million last year and OIBDA margin declined 1.6 percentage points to 12.8%. The decline in Recorded Music OIBDA margin reflected lower sales on a similar fixed-cost base, partially offset by company-wide cost-management efforts.

Music Publishing

Music Publishing revenue declined 7.2% from the prior year to $578 million, but was up 0.7% on a constant-currency basis. Domestic Music Publishing revenue rose 5.8% over the prior year to $238 million while international revenue fell 14.6%, or 2.6% on a constant-currency basis. Music Publishing revenue was split 41% domestic and 59% international.

Digital revenue from Music Publishing grew 35.0% over the prior year, or 45.9% on a constant-currency basis, to $54 million and represented 9.3% of total Music Publishing revenue in fiscal 2009, up from 6.4% in fiscal 2008. Mechanical revenue declined 14.7%, performance revenue declined 7.0% and synchronization revenue was down 2.0%. On a constant-currency basis, a decline in mechanical revenue of 5.9% was offset by a 2.1% increase in synchronization revenue, a 1.8% rise in performance revenue and a 45.9% increase in digital revenue.

Music Publishing operating income grew 2.2% over the prior year to $93 million, yielding an operating margin of 16.1%, up 1.5 percentage points from fiscal year 2008. Music Publishing OIBDA was $161 million versus $162 million in the prior year and OIBDA margin grew 1.9 percentage points to 27.9% due primarily to sales mix.

Financial details for the quarter and fiscal year can be found in the company’s current Form 10-K, filed today with the Securities and Exchange Commission.

This morning, management will be hosting a conference call to discuss the results at 8:30 A.M. EST. The call will be webcast on www.wmg.com.

About Warner Music Group

Warner Music Group became the only stand-alone music company to be publicly traded in the United States in May 2005. With its broad roster of new stars and legendary artists, Warner Music Group is home to a collection of the best-known record labels in the music industry including Asylum, Atlantic, Cordless, East West, Elektra, Nonesuch, Reprise, Rhino, Roadrunner, Rykodisc, Sire, Warner Bros. and Word. Warner Music International,

a leading company in national and international repertoire, operates through numerous international affiliates and licensees in more than 50 countries. Warner Music Group also includes Warner/Chappell Music, one of the world's leading music publishers, with a catalog of more than one million copyrights worldwide.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995 This communication includes forward-looking statements that reflect the current views of Warner Music Group about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters, identify forward-looking statements. All forward-looking statements are made as of today, and we disclaim any duty to update such statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management's expectations, beliefs and projections will result or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. Please refer to our Form 10-K, Form 10-Qs and our other filings with the U.S. Securities and Exchange Commission concerning factors that could cause actual results to differ materially from those described in our forward-looking statements.

We maintain an Internet site at www.wmg.com. We use our website as a channel of distribution of material company information. Financial and other material information regarding Warner Music Group is routinely posted on and accessible at http://investors.wmg.com. In addition, you may automatically receive email alerts and other information about Warner Music Group by enrolling your email by visiting the “email alerts” section at http://investors.wmg.com. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this communication.

Figure 1. Warner Music Group Corp. - Consolidated Statements of Operations, Three and Twelve Months 9/30/09 versus 9/30/08 (dollars in millions, except per share amounts)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	% Change	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Revenues:	$861	$854	1%	$3,176	$3,491	(9)%
Costs and expenses:
Cost of revenues	(444)	(433)	3%	(1,698)	(1,832)	(7)%
Selling, general and administrative expenses	(307)	(298)	3%	(1,118)	(1,233)	(9)%
Other income	—	—	—	—	3	—
Amortization of intangible assets	(56)	(57)	(2)%	(225)	(222)	1%

Total costs and expenses	$(807)	$(788)	2%	$(3,041)	$(3,284)	(7)%

Operating income from continuing operations	$54	$66	(18)%	$135	$207	(35)%
Interest expense, net	(49)	(42)	17%	(195)	(180)	8%
Minority interest	(2)	(1)	100%	4	(5)	—
Other income (expense), net	(1)	(4)	(75)%	6	(8)	—

(Loss) income from continuing operations before income taxes	$2	$19	(89)%	$(50)	$14	—

Income tax expense	(20)	(13)	54%	(50)	(49)	2%

Loss from continuing operations	$(18)	$6	—	$(100)	$(35)	—
Loss from discontinued operations, net of tax	—	—	—	—	(21)	—

Net loss	$(18)	$6	—	$(100)	$(56)	79%

Net loss per share:
Basic earnings per share:
Loss from continuing operations	$(0.12)	$0.04		$(0.67)	$(0.24)
Loss from discontinued operations	—	—		—	(0.14)

Net loss	$(0.12)	$0.04		$(0.67)	$(0.38)

Diluted earnings per share:
Loss from continuing operations	$(0.12)	$0.04		$(0.67)	$(0.24)
Loss from discontinued operations	—	—		—	(0.14)

Net loss	$(0.12)	$0.04		$(0.67)	$(0.38)

Weighted averages shares outstanding:
Basic	149.5	149.1		149.4	148.3

Diluted	149.5	153.6		149.4	148.3

Figure 2. Warner Music Group Corp. - Consolidated Balance Sheets as of 9/30/09 and 09/30/08 (dollars in millions)

	September 30, 2009	September 30, 2008	% Change

	(unaudited)	(unaudited)
Assets:
Current Assets
Cash & cash equivalents	$384	$411	(7)%
Accounts receivable, less allowances of $135 and $159	544	538	1%
Inventories	46	57	(19)%
Royalty advances (expected to be recouped w/in 1 year)	171	174	(2)%
Deferred tax assets	29	30	(3)%
Other current assets	48	38	26%

Total Current Assets	$1,222	$1,248	(2)%
Royalty advances (expected to be recouped after 1 year)	209	212	(1)%
Investments	18	155	(88)%
Property, plant & equipment, net	100	117	(15)%
Goodwill	1,040	1,085	(4)%
Intangible assets subject to amortization, net	1,317	1,539	(14)%
Intangible assets not subject to amortization	100	100	—
Other assets	64	70	(9)%

Total Assets	$4,070	$4,526	(10)%

Liabilities & Shareholders’ Deficit:
Current Liabilities
Accounts payable	$219	$219	—
Accrued royalties	1,185	1,189	—
Accrued liabilities	339	312	9%
Current portion of long-term debt	—	17	—
Deferred revenue	113	117	(3)%
Other current liabilities	16	17	(6)%

Total Current Liabilities	$1,872	$1,871	0%

Long-term debt	1,939	2,242	(14)%
Deferred tax liabilities, net	172	237	(27)%
Other noncurrent liabilities	230	262	(12)%

Total Liabilities	$4,213	$4,612	(9)%

Common stock	—	—	—
Additional paid-in capital	601	590	2%
Accumulated deficit	(786)	(686)	15%
Accumulated other comprehensive income, net	42	10	—

Total Shareholders’ Deficit	$(143)	$(86)	66%

Total Liabilities & Shareholders' Deficit	$4,070	$4,526	(10)%

Figure 3. Warner Music Group Corp. - Summarized Statements of Cash Flows, Three and Twelve Months 9/30/09 versus 9/30/08 (dollars in millions)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	% Change	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Net cash provided by operating activities	$36	$119	(70)%	$234	$304	(23)%
Net cash (used in) provided by investing activities	(16)	(19)	(16)%	82	(167)	—
Net cash used in financing activities	—	(4)	—	(343)	(59)	—
Effect of foreign currency exchange rates on cash	19	(23)	—	—	—	—

Net increase (decrease) in cash	$39	$73	(47)%	$(27)	$78	—

Supplemental Disclosures Regarding Non-GAAP Financial Information

OIBDA

We evaluate our operating performance based on several factors, including our primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (which we refer to as OIBDA). We consider OIBDA to be an important indicator of the operational strengths and performance of our businesses, and believe the presentation of OIBDA helps improve the ability to understand the company's operating performance and evaluate our performance in comparison to comparable periods. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue in our businesses. Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income (loss) and other measures of financial performance reported in accordance with accounting principles generally accepted in the U.S (“GAAP”). In addition, OIBDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies.

Figure 4. Warner Music Group Corp. - Reconciliation of OIBDA to Net Loss, Three and Twelve Months 9/30/09 versus 9/30/08 (dollars in millions)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	% Change	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
OIBDA	$120	$134	(10)%	$397	$475	(16)%
Depreciation expense	(10)	(11)	(9)%	(37)	(46)	(20)%
Amortization expense	(56)	(57)	(2)%	(225)	(222)	1%

Operating income from continuing operations	$54	$66	(18)%	$135	$207	(35)%
Interest expense, net	(49)	(42)	17%	(195)	(180)	8%
Minority interest	(2)	(1)	100%	4	(5)	—
Other (expense) income, net	(1)	(4)	-75%	6	(8)	—

(Loss) income from continuing operations before income taxes	$2	$19	(89)%	$(50)	$14	—

Income tax expense	(20)	(13)	54%	(50)	(49)	2%

(Loss) income from continuing operations	$(18)	$6	—	$(100)	$(35)	—
Loss from discontinued operations, net of tax	—	—	—	—	(21)	—

Net (loss) income	$(18)	$6	—	$(100)	$(56)	79%

Operating income margin from continuing operations	6.3%	7.7%		4.3%	5.9%
OIBDA margin	13.9%	15.7%		12.5%	13.6%

Figure 5. Warner Music Group Corp. - Reconciliation of Segment Operating Income to OIBDA, Three and Twelve Months 9/30/09 versus 9/30/08 (dollars in millions)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	% Change	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2008	% Change
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Total WMG Operating Income from Continuing Operations - GAAP	$54	$66	(18)%	$135	$207	(35)%
Depreciation and Amortization	66	68	(3)%	262	268	(2)%

Total WMG OIBDA	$120	$134	(10)%	$397	$475	(16)%

Recorded Music Operating Income from Continuing Operations - GAAP	$50	$56	(11)%	$153	$233	(34)%
Depreciation and Amortization	46	44	5%	183	183	0%

Recorded Music OIBDA	$96	$100	(4)%	$336	$416	(19)%

Music Publishing Operating Income from Continuing Operations - GAAP	$42	$36	17%	$93	$91	2%
Depreciation and Amortization	17	18	(6)%	68	71	(4)%

Music Publishing OIBDA	$59	$54	9%	$161	$162	(1)%

Constant Currency

Because exchange rates are an important factor in understanding period to period comparisons, we believe the presentation of revenue on a constant-currency basis in addition to reported revenue helps improve the ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We use results on a constant-currency basis as one measure to evaluate our performance. We calculate constant currency by calculating prior-year results using current-year foreign currency exchange rates. However, a limitation of the use of the constant-currency results as a performance measure is that it does not reflect the impact of exchange rates on our revenue, including, for example, the $32 million, $23 million and $11 million and $2 million unfavorable impact of exchange rates on our Total, Recorded Music, Music Publishing and Digital revenue, respectively, in the three months ended September 30, 2009 compared to the comparable prior-year quarter. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a constant-currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Figure 6. Warner Music Group Corp. - Revenue by Geography and Segment, Three and Twelve Months 9/30/09 versus 9/30/08 as Reported and Constant Currency (dollars in millions)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Three Months Ended September 30, 2008	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2008	Twelve Months Ended September 30, 2008
	As reported	As reported	Constant $	As reported	As reported	Constant $
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue by Geography:
US revenue
Recorded Music	$311	$364	$364	$1,178	$1,380	$1,380
Music Publishing	78	56	56	238	225	225
International revenue
Recorded Music	398	343	320	1,446	1,515	1,361
Music Publishing	84	100	89	340	398	349
Intersegment eliminations	(10)	(9)	(7)	(26)	(27)	(27)

Total Revenue	$861	$854	$822	$3,176	$3,491	$3,288

Revenue by Segment:
Recorded Music	$709	$707	$684	$2,624	$2,895	$2,741
Music Publishing
Mechanical	62	49	45	192	225	204
Performance	60	62	57	226	243	222
Synchronization	21	31	28	97	99	95
Digital	16	11	11	54	40	37
Other	3	3	4	9	16	16

Total Music Publishing	162	156	145	578	623	574
Intersegment eliminations	(10)	(9)	(7)	(26)	(27)	(27)

Total Revenue	$861	$854	$822	$3,176	$3,491	$3,288

Total Digital Revenue	$184	$167	$165	$703	$639	$619

Free Cash Flow

Free cash flow reflects our cash flow provided by operating activities less capital expenditures and cash paid or received for investments. We use free cash flow, among other measures, to evaluate our operating performance. Management believes free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments, fund ongoing operations and working capital needs and pay any regular quarterly dividends. As a result, free cash flow is a significant measure of our ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of our operating performance. We believe the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. In addition, free cash flow is also a primary measure used externally by our investors and analysts for purposes of valuation and comparing the operating performance of our company to other companies in our industry.

Because free cash flow is not a measure of performance calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or cash flow provided by operating activities as a measure of liquidity. Free cash flow, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Because free cash flow deducts capital expenditures and cash paid or received for investments from “cash flow provided by operating activities” (the most directly comparable GAAP financial measure), users of this information should consider the types of events and transactions that are not reflected. We provide below a reconciliation of free cash flow to the most directly comparable amount reported under GAAP—“cash flow provided by operating activities.”

Unlevered After-Tax Cash Flow

Free cash flow includes cash paid for interest. We also review our cash flow adjusted for cash paid for interest, a measure we call unlevered after-tax cash flow. Management believes this measure provides investors with an additional important perspective on our cash generation ability. We consider unlevered after-tax cash flow to be an important indicator of the performance of our businesses and believe the presentation is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management. A limitation of the use of this measure is that it does not reflect the charges for cash interest and, therefore, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the company’s ability to fund its cash needs. Accordingly, this measure should be considered in addition to, not as a substitute for, net cash flow provided by operating activities and other measures of liquidity reported in accordance with GAAP.

Figure 7. Warner Music Group Corp. - Calculation of Free Cash Flow and Unlevered After-Tax Cash Flow, Three and Twelve Months 9/30/09 versus 9/30/08 (dollars in millions)

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net cash flow provided by operating activities	$36	$119	$234	$304
Less: Capital expenditures	12	6	27	32
Less: Net cash paid for (received from) investments	4	13	(109)	135

Free Cash Flow (a)	$20	$100	$316	$137

(a) - Free Cash Flow includes cash paid for interest as follows (in millions):

	Three Months Ended September 30, 2009	Three Months Ended September 30, 2008	Twelve Months Ended September 30, 2009	Twelve Months Ended September 30, 2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Free Cash Flow	$20	$100	$316	$137
Plus: Cash paid for interest	—	22	109	149

Unlevered After-Tax Cash Flow	$20	$122	$425	$286

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Media Contact:	Investor Contact:
Will Tanous	Jill Krutick
(212) 275-2244	(212) 275-4790
Will.Tanous@wmg.com	Jill.Krutick@wmg.com